For Immediate Release

SunnComm To Acquire Fan Energy, Inc.

SunnComm will Integrate its Digital Security and Enhancement Technology
into Fan’s Disc Production Facility

PHOENIX, AZ. - (May 7, 2002) - SunnComm, Inc (OTC: SUNX) and Fan Energy, Inc. (OTCBB: FNEY) jointly announced today that they have reached an agreement whereby SunnComm will merge with Fan Energy.

Subject to stockholder approval of both companies, Fan Energy, which became a majority owned subsidiary of SunnComm on May 3, 2002, will become a wholly owned subsidiary of SunnComm.

SunnComm will then merge into Fan Energy, with the surviving company changing its name to SunnComm, Inc.

Each party’s stockholders will be asked to approve the transaction once the Securities and Exchange Commission has cleared the proxy materials.

Upon completion of the merger, current SunnComm stockholders, having received one share of stock in Fan Energy for each share they currently own in SunnComm, will own approximately 85% of the surviving company. Fan Energy stockholders will be asked to approve an increase in authorized shares in order to accomplish this transaction.

Peter H. Jacobs, president and C.E.O of SunnComm, and William H. Whitmore, Jr. chief operating officer of SunnComm, will serve in the same capacities with the surviving company. “This merger transaction will expand our asset base and increase stockholder value,” stated Mr. Jacobs,. “I believe that the potential value that stockholders derive from combining both companies could exceed the value of each company separately.”

SunnComm is a leader in digital content enhancement and security technology for optical media with its MediaClôQ and CD-3 suite of products. SunnComm’s copy-protection technology was commercially released by Music City records in 2001 and became the America’s first copy protected audio CD. Reno based Fan Energy produces 3.5” floppy disks.

Fan Energy’s disc production facility is currently being prepared for shipment to a new facility near SunnComm’s headquarters in Phoenix, Arizona. When operational, the plant can produce 6 million floppy disks per month. As part of the merger, SunnComm has committed to use at least 50% of the plant’s capacity over the next two years. SunnComm plans to develop an experimental CD and DVD manufacturing facility to integrate future optical media security and enhancement technologies.

On May 3, 2002 Fan Energy acquired the original MediaClôQ technology from Project 1000, Inc., a wholly owned subsidiary of SunnComm, for 2,547,771 shares, which represents 52% of Fan Energy’s outstanding common stock. Project 1000 subsequently appointed three members to Fan Energy’s Board of Directors. This transaction paved the way for the ultimate acquisition of Fan Energy by SunnComm.

For more information about SunnComm:

Contact Investor Relations Center, (SUNX:OTC) at investor@sunncomm.com or call 602-267-7500, http://www.sunncomm.com

Press Contact:

press@sunncomm.com

SunX, Digital Content Cloaking technology, DC2, MediaClôQ and SunnComm are trademarks of SunnComm, Inc. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Statements contained in this release, which are not historical facts, may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance, or expectations expressed or implied by such forward-looking statements.

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